Exhibit (r)(2)

TAP CAPITAL LLC

CODE OF ETHICS

CONFIDENTIAL

December 2025

This Code of Ethics has been prepared for the sole and exclusive use of Tap Capital LLC and its applicable affiliates and related entities. All information contained herein is confidential and proprietary and may not be disclosed to anyone or otherwise shared or disseminated in any way, except as otherwise required by law, without the prior written permission of the current Chief Compliance Officer.

TABLE OF CONTENTS

1.	Overview	3
2.	Definitions	4
3.	Fiduciary Obligations	5
4.	Material Nonpublic Information (“MNPI”)	6
5.	Disclosure of Conflicts	9
6.	Disciplinary Actions and Sanctions	15
7.	Code Notification and Employee Certifications	15
8.	Recordkeeping and Review	15
9.	Confidentiality	15
10.	Clean Desk Policy	16

1.	OVERVIEW

This Code of Ethics (“Code”) has been prepared to assist members, employees, and officers of Tap Capital LLC (the “Firm,” or “Tap”) its applicable affiliates and related entities in complying with applicable securities laws and consistent with sound business practices.

Tap has a fiduciary responsibility to our funds (collectively referred to herein as “Clients”) and underlying fund investors and we must abide by certain other compliance requirements applicable to all investment advisers under the Investment Advisers Act of 1940, as amended (“Advisers Act”), including anti-fraud rules and pay-to-play provisions. Furthermore, Tap is adopting certain “best practices” as described in this Code and Tap’s Compliance Manual (“Compliance Manual”).

These guidelines are not intended to address every situation. Supervised Persons and Access Persons (each defined below and which includes all Tap employees) are expected to obey all securities laws. Tap recognizes its need to respond flexibly to dynamic business needs and circumstances. Accordingly, Tap reserves the right to revoke, modify, interpret, and apply its guidelines, policies, or procedures, at its sole discretion and without prior notice.

If an employee acts in a manner contrary to this Code, they could be subject to disciplinary sanctions depending on the evaluation of the circumstances, including termination of employment. The standards of conduct set forth herein are applied fully and fairly without reliance upon technical distinctions to justify questionable conduct. Inadvertent violations of this Code are considered extremely serious and could be grounds for termination of employment. For more information or questions about this Code, please consult the Chief Compliance Officer (“CCO”).

This Code will be reviewed at least annually to evaluate its adequacy and the effectiveness of its implementation considering the issues arising during the previous year, evolution of Tap’s business activities, and changes in applicable regulatory requirements.

FAILURE TO COMPLY WITH THE RULES AND REQUIREMENTS SET FORTH IN THIS CODE OR THE COMPLIANCE MANUAL CONSTITUTES A BREACH OF A SUPERVISED PERSON’S OBLIGATION TO CONDUCT THEMSELF IN ACCORDANCE WITH TAP’S POLICIES AND PROCEDURES, AND IN CERTAIN CASES MAY RESULT IN A VIOLATION OF LAW. APPROPRIATE REMEDIAL ACTION BY TAP MAY INCLUDE, WITHOUT LIMITATION, CENSURE, RESTRICTION ON ACTIVITIES, OR SUSPENSION OR TERMINATION OF EMPLOYMENT AND/OR ASSOCIATION WITH TAP.

The CCO performs a key role in Tap’s overall compliance procedures and has been empowered with full responsibility and authority to develop and enforce appropriate policies and procedures. The CCO is responsible for oversight and implementation of the compliance program and reports directly to Tap Management. The CCO may designate qualified employees of Tap and/or external resources which include compliance consultants to assist in the implementation and ongoing review of these responsibilities.

2.	DEFINITIONS

As used in this Code, the following terms have the following meanings:

Access Persons: (1) any director, trustee, officer or general partner of Tap; (2) any employee of Tap who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities (defined below), or whose functions relate to the making of any recommendations with respect to such purchases or sales; (3) any employee of Tap who (a) has access to nonpublic information regarding any Clients’ purchase or sale of securities, or portfolio holdings of any Client account; or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; and (4) any other person who the CCO determines to be an Access Person. All Tap employees are considered Access Persons, a list of whom is maintained by the Chief People Officer.

Advisers Act: the Investment Advisers Act of 1940, as amended.

Automatic Investment Plan: any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRP).

Beneficial Ownership: generally, having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). However, any transactions or holdings reports required under this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

Client: Tap’s funds.

Federal Securities Laws: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Investment Company Act of 1940, as amended, (5) the Advisers Act; (6) Title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

Fund: any fund managed by Tap.

Government Entity: any state or political subdivision of a state, including (1) any agency, authority, or instrumentality of the state or political subdivision; (2) a plan or pool of assets controlled by the state or political subdivision or any agency, authority, or instrumentality thereof; and (3) any officer, agent, or employee of the state or political subdivision or any agency, authority, or instrumentality thereof, acting in their official capacity.

Initial Public Offering or IPO: an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

Limited Offering: an offering that is exempt from registration under Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505, or 506. For greater clarity, Limited Offerings of securities issued by any private collective investment vehicle or unregistered fund advised by Tap are included within the term “Limited Offering.”

Hadrius: Tap’s compliance management system used for monitoring and disclosure of compliance activities.

Purchase or Sale of a Security: among other things, the writing of an option to purchase or sell a security.

Private Placement: A sale of stock, shares, or bonds to a pre-selected limited pool of investors and institutions rather than publicly on the open market.

Reportable Accounts: are accounts in which an employee or an employee’s immediate family member residing in the same household (e.g., spouse, dependent child, stepchild, parent, stepparent, domestic partner, etc.) has the ability to trade “Reportable Securities” as defined in the next section. Reportable Accounts may include, but are not limited to, the following types of accounts:

•	Brokerage accounts;
•	Any investment account for which the employee serves as a trustee, custodian, has power of attorney, or can otherwise exert direct or indirect influence or “control” over the account;
•	Accounts that hold mutual funds where Tap is the investment adviser or serves as a sub-adviser, or principal underwriter for the fund; and
•	Other similar types of accounts.

The following types of accounts would not be considered Reportable Accounts:

•	529 plans;
•	The Tap 401k plan; and
•	Accounts that only have the ability to hold open end mutual funds.

Reportable Security: any Security as defined in Advisers Act Section 202(a)(18) and Advisers Act Section 2(a)(36) except: (1) direct obligations of the Government of the United States; (2) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end (but not including shares of exchange-traded funds (“ETFs”); and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

Security: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, reorganization certificate or subscription, transferable share, shares of ETFs, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Supervised Person: is generally any employee of Tap, and it is broadly a regulatory term defined to mean including any partner, officer, director, or employee of Tap; and any other person who provides investment advice on behalf of Tap and is subject to the supervision and control of Tap. Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons. All Supervised Persons of Tap are considered Access Persons.

3.	FIDUCIARY OBLIGATIONS

Tap and its employees owe a fiduciary obligation to all Clients of Tap. As a fiduciary, Tap has an affirmative duty of utmost good faith to act solely in the best interests of its Clients and to make full and fair disclosure of all material facts, especially in situations where Tap’s or an employee’s interests may conflict with the interests of a Client.

The CCO is responsible for determining whether a conflict of interest must be disclosed to Clients and/or investors, whether consent for a transaction or outside activity is required and whether any other process should be implemented to address the conflict. In certain instances, disclosure to and consent of a Fund may be facilitated through the Fund’s advisory committee or another independent committee to the extent required or otherwise permitted by the applicable Fund’s investment management agreement, limited partnership agreement, declaration of trust, prospectus, and/or private placement memorandum (together, the “Governing Documents”). Revisions to a Fund’s Governing Documents are made (a) as necessary to disclose material changes to the Fund’s organization, management, operation, performance, financial condition, or investment strategy; and (b) as otherwise required by law. The Adviser’s General Counsel & CCO oversees all such revisions.

Standards of Business Conduct

Tap values and maintains high standards of ethical conduct, premised on the principles of openness, integrity, honesty, and trust. Tap has an obligation to comply with federal securities laws, as it retains a fiduciary obligation to its Clients. We have adopted and implemented policies and procedures to prevent fraudulent, deceptive, and manipulative practices and to ensure compliance with federal securities laws and the fiduciary duties owed to our Clients. As such, all employees are expected to meet not only the requirements of the law, but also the ethical ideals of Tap.

As fiduciaries, we have affirmative duties of care, honesty, loyalty, and good faith to act in the best interests of our Clients. Our Clients’ interests are paramount and come before our personal interests. This means that employees must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client’s account) and act always in the best interest of our Clients. We must also strive to identify and avoid conflicts of interest wherever such conflicts may arise.

Employees of Tap must not:

•	Take any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law;
•	Employ any device, scheme, or artifice to defraud a Client;
•	Make to a Client any untrue statement of a material fact or fail to state to a Client a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading;
•	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;
•	Engage in any manipulative practice with respect to a Client;
•	Use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or
•	Conduct personal activities in contravention of this Code or the Compliance Manual or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

To ensure compliance with these restrictions and federal securities laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions and procedures of this Code. However, Supervised Persons are expected to comply not merely with the “letter of the law,” but with the spirit of the laws and this Code.

4.	MATERIAL NONPUBLIC INFORMATION (“MNPI”)

Background

Section 204A of the Advisers Act includes a general requirement that all advisers “establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse in violation of the Advisers Act or the Securities Act, or the rules or regulations thereunder, of material, nonpublic information by such investment adviser or any person associated with such investment adviser.”

Tap has adopted this policy based off the nature of our business to establish appropriate written policies designed to prevent the misuse of MNPI.

Trading securities (including equity and debt securities and derivative instruments), either personally or on behalf of others, while in possession of material, nonpublic information, or improperly communicating that information to others, is referred to as “insider trading.” Insider trading is a violation of federal securities statutes and therefore is a prohibited activity by Tap and each of its employees and agents. Tap absolutely forbids insider trading.

Supervised Persons must notify the CCO immediately if there is any reason to believe that a violation of Tap’s insider trading policy has occurred or may occur.

Prohibition on Insider Trading

Buying or selling securities of an issuer, personally or on behalf of others, while in possession of material, nonpublic information is prohibited. If a Supervised Person has questions regarding the materiality or nonpublic nature of specific information, they should consult the CCO.

Disclosing or communicating material, nonpublic information to any person or entity except persons who need to know the information to perform their responsibilities, or the applicable issuer is prohibited. All such persons are subject to obligations of confidentiality with respect to such information and have agreed to or are otherwise obligated not to buy or sell securities of the applicable issuer while in possession of such information.

What is Material, Nonpublic Information?

Information is material if there is a “substantial likelihood” that a “reasonable investor” would consider it important in making an investment decision or the disclosure of the information would be “viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available.”

Nonpublic information is information that is not generally available to the investing public. Information is “public” when it has been broadly disseminated to investors in the marketplace.

For purposes of this policy, the term “material information” shall include but not be limited to:

•	Material, the use of which by an insider constitutes a violation of Section 10(b) of the Exchange Act and Rule 10(b)5 thereunder;
•	Information, which in reasonable and objective contemplation might affect the value of the issuer’s stock or securities; or
•	Information which, if known, would clearly affect “investment judgment,” or which directly bears on the intrinsic value of the issuer’s security. Material information need not be limited to information which is translatable into earnings.

Insider Information Policy

Illegal “Insider Trading” refers to buying or selling a security in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. Such misuse of material nonpublic information constitutes fraud under the securities laws of the United States and many other countries. Insider trading violations may also include “tipping” such information, securities trading by the person “tipped,” and securities trading by those who misappropriate such information.

Tap’s policy prohibits any employee from acting upon or otherwise misusing material nonpublic or inside information. Any employee who has reason to believe that he or she has access to material and nonpublic corporate information shall report the acquisition of that information in writing to the CCO.

Keep in mind that Tap is routinely party to non-disclosure agreements, which when signed by an employee of Tap, may be applicable to all employees of Tap. If you are uncertain whether information is nonpublic or is subject to a non-disclosure agreement, you should contact the CCO.

Insider trading undermines investor confidence in the fairness and integrity of the securities markets. An “insider” would include corporate officers, directors and employees of a company who are aware of significant, confidential corporate developments; friends, business associates, and family members of such officers, directors, and employees; or other persons who misappropriated, and took advantage of, confidential information from their employers.

A purchase or sale of a security of an issuer made on the basis of material nonpublic information about that security or issuer is considered insider trading if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase or sale.

The penalties for insider trading include a civil penalty to be paid by the person who committed such violation and by the person who, at the time of the violation, directly or indirectly controlled the person who committed such violation. The amount of the penalty shall not exceed three times the profit gain or loss avoided as a result of such unlawful purchase, sale, or communication. Penalties are subject to change at any time.

Tap expects that each of its employees will obey the law and not trade based on material, nonpublic information. In addition, Tap discourages its employees from seeking or knowingly obtaining material, nonpublic information.

Employees are not permitted to buy or sell securities based on insider information; nor are they permitted to recommend securities based upon insider information. Tap requires each of its employees to sign off on this Code at least annually, which includes a statement that the employee will not engage in insider trading. Executed documents are maintained in Tap’s books and records.

If any employee receives information which may constitute material, nonpublic information, the employee should (a) not buy, sell, or recommend said securities, including options or other securities convertible into or exchangeable for such securities, for a personal account or a Client account, (b) discuss promptly such information with the CCO, and (c) not communicate such information to any other person (other than the CCO). If the CCO is unavailable, the employee should discuss with Tap’s CEO. Under no circumstances should information that may constitute material, nonpublic information be shared with any persons not employed by Tap, including family members and friends.

From time to time, an investor may serve as a director, officer, employee, or a consultant for companies in which Tap or an employee has a securities position. If Tap is aware of such a situation, employees should be extremely careful when engaging in conversations with those investors to avoid any communication of material, nonpublic information and should consult with the CCO regarding any such conversations that Supervised Persons believe may require further analysis to ensure that inadvertent violations do not occur and to avoid the appearance of impropriety.

An employee must inform Tap immediately if (a) the employee becomes aware that any investor serves or is about to serve as a director, officer, employee, or consultant to any company that issues securities that are publicly traded, or (b) the employee obtains any material, nonpublic information from such an investor.

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of federal securities laws. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between employees of Tap and other market participants and trading/business counterparties. Employees should consult with the CCO with questions about the appropriateness of any communications. If there is any question as to whether a contemplated purchase or sale would violate the insider trading rules, the employee must obtain written permission from the CCO prior to executing the transaction.

5.	DISCLOSURE OF CONFLICTS

Employees must disclose any relevant potential personal or business conflicts of interest to the CCO. Employees should avoid any activity which might reflect poorly upon themselves or Tap or which would impair their ability to discharge their duties with respect to Tap and our Clients. As part of their fiduciary duty, Tap requires employees to make full and fair disclosure of any potential or actual conflicts of interest that may impact the best interest of Clients.

Personal Trading

Tap is adopting the following policy and requirements that shall be applicable to all employees. As a fiduciary to our Clients, Tap has created this policy to prevent Employees from engaging in trading that can create or give the appearance of conflicts of interest with Client accounts. Employees are prohibited from personally trading in investments that are held in Tap’s funds.

Initial Public Offering and Limited Offering Restrictions

Employees may not acquire any securities issued as part of an Initial Public Offering (“IPO”), Limited Offering, or Private Placement, absent prior approval by the CCO or the CCO’s designee using Hadrius. An Employee seeking participation in an IPO, Limited Offering, or Private Placement must disclose whether, to their knowledge, the investment is being considered for purchase in a Client account. CCO approval will consider, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with Tap. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Tap authorized persons with no personal interest in the issuer.

Any questions about what constitutes a Limited Offering or Private Placement should be directed to the CCO. Limited Offerings and Private Placement restrictions are meant to include securities related transactions such as the purchase of shares or contribution of capital. Non-security related transactions such as the purchase of a building in a direct real estate deal do not constitute a Limited Offering or Private Placement and need not be disclosed. Employees are prohibited investing in direct real estate deals if such real estate is an investment in an Tap Fund.

Restricted List

Tap will from time to time maintain a restricted security list which contains securities that employees are prohibited from purchasing or selling. The CCO will circulate this list if a new security is added to the list, and periodically as necessary. Employees are not permitted to disclose names on the Restricted List to any non-Tap person.

Initial Securities Transactions Reports

Each employee must submit to the CCO a report via Hadrius (1) within 10 days of becoming an employee, reflecting the employee’s holdings as of a date not more than 45 days prior to becoming an employee, and (2) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

Holdings reports must contain the following information:

•	The title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the employee has any direct or indirect Beneficial Ownership;
•	The name of any broker, dealer, or bank with which the employee maintains an account in which any securities are held for the employee’s direct or indirect benefit. (Note that even those accounts which hold only non-Reportable Securities must be included if the employee could transact Reportable Securities in such account); and
•	The date the employee submits the report.

Brokerage statements containing all required information may be attached to the holdings report form if submitted timely. To the extent that a brokerage statement lacks some of the information otherwise required to be reported, employees must submit a holdings report containing the missing information as a supplement to the statement or confirmation.

Quarterly Securities Transactions Reports

Within 30 days after the end of each calendar quarter, each employee must submit a report to the CCO covering all transactions in Reportable Securities via Hadrius. Employees must submit a report each quarter, even if no reportable transaction occurred during that quarter. If no reportable transactions occurred, the employee should indicate this fact in the form.

Transactions reports must contain the following information:

•	The date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the security at which the transaction was effected;
•	The name of the account, and broker, dealer, or bank with or through which the transaction was effected; and
•	The date the employee submits the report.

Brokerage account statements or trade confirmations containing all required information may be attached to the form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, the employee must submit a transactions report containing the missing information as a supplement to the statement or confirmation.

Exceptions to Reporting Requirements

Reporting requirements apply to all transactions in Reportable Securities other than transactions with respect to securities held in accounts over which the employee had no direct or indirect influence or control; and transactions effected pursuant to an Automatic Investment Plan or DRP.

Employees should consult the CCO with any questions about whether either of the exemptions listed above applies. If an employee has given up investment discretion of a personal account to another unaffiliated party, he or she should submit a letter from the broker attesting to this fact to the CCO at the time of such action. The CCO will maintain documentation supporting the assessment that the account is not reportable.

For those specific instances where an employee has given up investment discretion over an account to a third party, the employee may be required to certify periodically that the account continues to be non-reportable, considering these factors.

Prohibition on Self Pre-clearance

No employee shall pre-clear their own trades, review their own reports or approve their own exemptions from this Code. The CCO or designee is responsible for conducting a quarterly review of reported transactions. When such actions are to be undertaken with respect to the CCO’s personal transactions and reports, an appropriate officer of Tap will perform such actions as are required of the CCO by this Code.

Trustee Arrangements

Employees are prohibited from personally managing accounts for unrelated (i.e., non-family member) third parties or serving as a trustee for third parties unless the CCO pre-clears the arrangement and the CCO finds that the arrangement would not harm any Client or would not otherwise trigger a custody situation. The CCO may require the employee to report transactions for any such account, if approved, and may impose such conditions or restrictions as are warranted under the circumstances.

Outside Business Activities and Interests

Employees may not accept membership on the board of directors of publicly traded companies unless first approved, in writing, by the CCO. Approval will be based upon a determination that the board service would not conflict with the interests of Tap and its Clients. In circumstances in which public board service is authorized, publicly traded securities issued by the company will be placed on Tap’s Restricted List. Further, Tap shall not invest the assets of a Client in a company where an investment professional of Tap currently serves as a director or member of an advisory board of such company.

Employees must obtain prior approval from the CCO for any outside activity which involves:

•	A time commitment that would prevent employee from performing their duties for Tap or that would otherwise be restricted or prohibited by a Client agreement or Governing Documents of a Fund sponsored by Tap;
•	A time commitment that would reasonably represent more than 10% of an employee’s time, which may trigger disclosure obligations for the employee on Form ADV Part 2B;
•	A level of compensation that would reasonably represent more than 10% of an employee’s compensation, which may trigger disclosure obligations for the employee on Form ADV Part 2B;
•	Your active participation in any business in the financial services industry (apart from participating in connection with a fund sponsored by Tap or other Client investment) or otherwise in competition with the Adviser;
•	Serving as a director, officer, or general partner of any business, corporation, or partnership (excluding family-owned businesses and charitable and non-profit organizations); or
•	Serving as a director or officer of a charitable or non-profit organization where you are providing investment advice.

An outside activity may never:

•	Pose a reputational risk for Tap;
•	Inappropriately influence an employee’s business dealings or otherwise create a conflict of interest vis-à-vis the interests of Tap or its Clients/investors; or
•	Involve use of Tap’s Client, investor, or proprietary information.

Notwithstanding the foregoing, employees may not serve on the board of any company whose securities are publicly traded, or of any company in which Tap or any Client account owns securities without the consent of the CCO.

On an annual basis, employees must review and certify any outside business activities which previously required pre-approval or were previously reported, using Hadrius. At all times, employees should ensure that their outside business activities do not present a risk of conflict of interest for Tap, or its Clients and that the employee makes it clear that they are not acting or providing advice on behalf of Tap.

The CCO may require further information concerning any outside activity for which approval is requested, including the number of hours involved and the compensation to be received. The CCO will review each reported outside business activity and decide whether such activity must be restricted, monitored, and/or disclosed by Tap Employees are advised to consult the CCO with any questions as to whether an outside activity is reportable under this policy.

Gifts and Entertainment

Tap recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with Tap. Subject to the guidelines below, employees are permitted, on occasion, to accept gifts and invitations to attend entertainment events. However, employees should always act in the best interests of Tap and its Clients and should avoid giving or accepting any Gift (defined below) or Entertainment (defined below), regardless of value, which might create an actual or perceived conflict of interest or impropriety as it relates to the Adviser’s business relationships. Employees should contact the CCO to discuss any offered activity or gift that may create such a conflict. Tap reserves the right to prohibit the acceptance or retention of a Gift or Entertainment or offer of a Gift or Entertainment, regardless of value, as it may determine in its sole discretion.

Entertainment may include such events as meals, shows, concerts, theater events, sporting events, or similar types of entertainment. An entertainment event will only be deemed to be Entertainment if a representative of the service provider or counterparty is also attending the event (otherwise, it will be deemed a gift). Entertainment also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses.

For purposes of the below, a “Business Partner” includes all current Clients, current investors, and vendors with which Tap conducts business, any potential Clients, potential investors, or vendors with whom Tap could engage in business, any registered broker-dealers, and any firms under contract to do business with Tap.

Tap has adopted the following principles and procedures governing Gifts and Entertainment with respect to Clients, prospective Clients, service providers, counterparties and others conducting business with or seeking to conduct business with Tap:

Employees are required to follow the standards below regarding the acceptance or giving of Gifts and Entertainment with respect to all Business Partners. Employees are expected to avoid any Gifts or Entertainment that:

•	could create an apparent or actual conflict;
•	is excessive or would reflect unfavorably on Tap or its Clients; or
•	would be inappropriate or disreputable in nature.

Modest Gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices is also permissible.

Where there is a law or rule that applies to the conduct of a particular business or the acceptance of Gifts of even nominal value, the law or rule must be followed. Professional networking events, while not considered entertainment, would generally be considered a Gift subject to this policy.

A “Gift” is anything of value that is given with the intent to foster a legitimate business relationship. Gifts can include merchandise such as wine, gift baskets, or event tickets if the giver does not attend. No employee may receive any Gift, service or other thing of excessive value from any person or entity that does business with or on behalf of Tap. No employee may give or offer any Gift of excessive value, determined to be amounts in excess of $200, to existing Clients, prospective Clients, or any entity that does business with or on behalf of Tap without pre-approval by the CCO. Employees may not accept a Gift of cash or a cash-equivalent in any amount.

“Entertainment” is a meeting, meal or other activity where both the employee and the business partner are present and have the opportunity to discuss business or any participant’s employer bears the cost. It does not include events that have been organized by Tap directly, such as receptions following an industry gathering or multi-client entertainment. If the Business Partner will not be present for the event, it will be considered a Gift. No employee may provide or accept extravagant or excessive Entertainment to or from a Client, prospective Client, or any person or entity that does or seeks to do business with or on behalf of Tap. An employee may provide or accept a business entertainment event, such as dinner, a sporting event, golf outings, etc., provided that such activities involve no more than customary amenities and the person or entity providing the Entertainment is present.

Disclosure of Gifts and Entertainment

For purposes of disclosure of Gifts and Entertainment the following are exempt:

•	usual and customary promotional items including the “Tap” logo (e.g., T-shirts, caps, pens, etc.);
•	attendance and participation at industry sponsored events; or
•	usual and customary gifts given to or by employees based on a personal relationship (e.g., the vendor and employee have a family relationship that preceded interaction at Tap).

Gifts to be Given or Received by Access Persons	Approval or Reporting Required
Gifts given or received from the same Business Partner which would aggregate less than $500/twelve months (and no more than $200 per gift)	no pre-approval required; reporting in Hadrius is required
Gifts given or received from the same Business Partner which would aggregate equal/more than $500/twelve months or exceed $200 per gift	Pre-approval required; reporting in Hadrius is required
Entertainment provided for or by Access Persons	Approval or Reporting Required
Entertainment provided to an employee valued under $500 per person per event	no pre-approval required; reporting in Hadrius is required
Entertainment provided to an employee equal/more than $500 per person per event	Pre-approval required; reporting in Hadrius is required

Employees may not offer, accept, or solicit Gifts, gratuities, trips, or other accommodations which might create or appear to create a conflict of interest, interfere with the impartial discharge of the employee’s responsibilities to Clients or investors, or place Tap in a difficult or embarrassing position.

Employees may not request or solicit Gifts, personal services, or particular entertainment events without approval from the CCO. No gift of cash or cash equivalents may be accepted or given.

Employees may not accept reimbursement for speaker fees or honorarium for addresses or papers given before audiences, or consulting services or advice they may render without approval from the CCO.

The CCO will keep records that memorialize all Gifts and Entertainment events reported to and approved by the CCO for each calendar year.

In addition, various limitations, prohibitions, or reporting requirements may exist in providing Gifts or Entertainment to government (whether U.S. federal, state, or local or non-U.S.) officials or employees, union officials or officers or directors, officers, employees, or other representatives of Government Entities or similar non-U.S. governmental bodies or plans. Accordingly, employees must obtain approval from the CCO before giving or offering to give any Gift or Entertainment to anyone referred to in the prior sentence.

Employees are also strongly encouraged to bring any concerns or questions about the giving of Gifts or Entertainment, or receipt of Gifts or Entertainment, to the prompt attention of the CCO, even if the Gift or Entertainment is not of significant value.

Charitable Donations to Organizations

Employees are prohibited from making donations to charities with the intention of influencing such charities to become Clients of Tap. Tap prohibits Employees and the Firm from making a charitable donation to an organization that is affiliated with an Investor of Tap so as to avoid any favoritism expressed to one investor over others.

Political Contributions

All investment advisers registered under the Advisers Act are subject to Advisers Act Rule 206(4)-5, which prohibits advisers from engaging in pay-to-play practices (i.e. being compensated for investment advisory services to a government entity or official after making political contributions to the same). Rule 206(4)-5 imposes a two-year “cooling-off” period after making a contribution to an official of a government entity before an investment adviser can receive compensation for providing advice to the government entity and requires that any third-party solicitors used by such advisers also be subject to pay-to-play restrictions. Furthermore, investment advisers may not solicit or coordinate campaign contributions for officials of a government entity to which the adviser provides, or is seeking to provide, advisory services.

This policy establishes the procedures through which Tap will comply with SEC Rule 206(4)-5 and related recordkeeping rules in Rule 204-2, regarding political activity by investment advisers who do business with government entities, and the use of placement agents.

The intent of Rule 206(4)-5 is to remove the connection between political contributions to state and local officials who may have influence over the awarding of government and public pension investment advisory business (i.e., “pay-to-play” practices).

Pre-Approval of Personal Contributions, Coordination and Solicitation of Contributions, Fundraising

All political activities of employees must be kept separate from employment and expenses may not be charged to Tap. Employees may not use Tap facilities for political campaign purposes.

Employees or household related parties are prohibited from making any political contributions without preapproval from the CCO regardless of the de minimis exception. If approved, the employee would have to comply with the de minimis exception which permits contributions according to the following guidelines:

•	Up to $350 per candidate per election cycle to incumbents or candidates for whom they are eligible to vote; or
•	Up to $150 per candidate per election cycle to other incumbents or candidates.

On an annual basis or as necessary, the CCO, or designee, will request an attestation to confirm that there were no political contributions made without prior pre-approval during the previous year. The pre-approval requirement includes contributions by spouses, household family members, and all contributions by other parties (lawyers, affiliated companies, acquaintances, etc.) directed by the employee. The request should include (1) the individual or election committee receiving the contribution, (2) the office for which the individual is running, (3) the current elected office held (if any), (4) the dollar amount of the contribution or value of the donated item, and (5) whether or not the employee is eligible to vote for the candidate. Contributions to Political Action Committees (PACs) and political parties are not to be included in the reporting unless Tap is engaged in or considering engaging in business with an individual or organization which would be a beneficiary of such contribution.

6.	DISCIPLINARY ACTIONS AND SANCTIONS

Disciplinary action resulting from violations of this Code will be determined by the CCO in coordination with Tap’s CEO. Violations may result in varying levels of reprimand, while sanctions may include verbal warnings, written reprimands, monetary fines, and other responses, up to and including termination of employment. Tap reserves the right to address violations in the best interests of Tap regardless of the number of violations incurred by the employee. Violations will be documented and will remain in compliance books and records and human resources files, as applicable.

7.	CODE NOTIFICATION AND EMPLOYEE CERTIFICATIONS

Each Tap employee is designated an Access Person and will receive a copy of this Code and training upon their designation. Additionally, each employee will be provided a copy of this Code in the event amendments occur on a quarter-end basis. After reading this Code or amendment, each employee shall make the certification contained in Hadrius. Employees will receive training on this Code upon hire and annually thereafter. The CCO shall keep records of training sessions on this Code and a list of attendees.

8.	RECORDKEEPING AND REVIEW

This Code, any written prior approval for an IPO, Limited Offering, Private Placement, or other specified security transaction, a copy of each report by an employee, a record of any violation of this Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all employees required to make and/or review reports under this Code shall be preserved with the Adviser’s records, as appropriate, for the periods and in the manner required by Rule 204A-1. To the extent appropriate and permissible, the CCO will keep records electronically.

The CCO shall review this Code and its operation at least annually and may decide to make amendments to this Code as a result of that review. Amendments shall be distributed as described herein.

9.	CONFIDENTIALITY

All procedures, reports and records monitored, prepared or maintained pursuant to this Code shall be considered confidential and proprietary to Tap and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone.

10.	CLEAN DESK POLICY

Tap has implemented a clean desk /closed office door policy. Whenever an employee workstation (desk or office) is unoccupied for an extended period of time, including the end of each workday, the following will apply:

During the Workday

•	All sensitive and confidential paperwork must not be visible, and if necessary, removed from the desk and placed in a drawer or filing cabinet.
•	Computer workstations must be locked when the desk or office is unoccupied for an extended period.
•	All wastepaper which contains sensitive or confidential information must be placed in the designated shred bin. Under no circumstances should this information be placed in regular waste/recycle bins.
•	Keys for accessing drawers or filings cabinets should not be left unattended at a desk.
•	Any print jobs containing sensitive and confidential paperwork should be retrieved immediately.
•	All paperwork left over at the end of the workday will be properly disposed of.

End of Each Workday

•	Employees with desk workstations: laptops, tablets, and other hardware devices must be removed from the desk and locked in a drawer or filing cabinet at the end of each workday if not taken home by the Employee.
•	Employees with offices must close (if applicable) their office door at the end of each workday.